09/21/2012 12:06 VLURP Sep 24 2012 11:46 P.02
(FAX)845 818 3588 P.004/013

AMC

FILED
SEP 21 2012
STATE TREASURER

C-102A Rev 12/93

New Jersey Division of Revenue

Certificate of Amendment to the Certificate of Incorporation
(For Use by Domestic Profit Corporations)

Pursuant to the provisions of Section 14A:9-2 (4) and Section 14A:9-4 (3), Corporations, General, of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment to its Certificate of Incorporation:

0100408441

1. The name of the corporation is:

Akers Biosciences, Inc.

2. The following amendment to the Certificate of Incorporation was approved by the directors and thereafter duly adopted by the shareholders of the corporation on the day of , 20

Resolved, that Article of the Certificate of Incorporation be amended to read as follows:
We are filing to designate Series A Cumulative Convertible Preferred Stock (see attached)

3. The number of shares outstanding at the time of the adoption of the amendment was:

The total number of shares entitled to vote thereon was:

If the shares of any class or series of shares are entitled to vote thereon as a class, set forth below the designation and number of outstanding shares entitled to vote thereon of each such class or series. (Omit if not applicable).
We are filing to designate Series A Cumulative Convertible Preferred Stock (see attached)

4. The number of shares voting for and against such amendment is as follows: (If the shares of any class or series are entitled to vote as a class, set forth the number of shares of each such class and series voting for and against the amendment, respectively).

Number of Shares Voting for Amendment	Number of Shares Voting Against Amendment

5. If the amendment provides for an exchange, reclassification or cancellation of issued shares, set forth a statement of the manner in which the same shall be effected. (Omit if not applicable).

6. Other provisions: (Omit if not applicable).

BY: [signature]
(Signature)
Chairman of the Board

Dated this 19 day of September , 2012

May be executed by the Chairman of the Board, or the President, or a Vice President of the Corporation.

CERTIFICATE TO SET FORTH DESIGNATIONS, VOTING POWERS, PREFERENCES,
LIMITATIONS, RESTRICTIONS, AND RELATIVE RIGHTS OF SERIES A CUMULATIVE
CONVERTIBLE PREFERRED STOCK, $.0001 PAR VALUE PER SHARE

Akers Biosciences, Inc. a New Jersey corporation (the “Corporation”), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation (the “Board”) on September 13, 2012:

RESOLVED, that pursuant to the authority granted and vested in the Board in accordance with the provisions of the Certificate of Incorporation of the Corporation, the Board hereby authorizes a series of the Corporation’s previously authorized preferred stock, par value $0.001 per share (the “Preferred Stock”), and hereby states that the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

1. Name of the Corporation:

Akers Biosciences, Inc.

2. Designation:

Series A Cumulative Convertible Preferred Stock, $0.001 par value per share, issuable only pursuant to and in connection with that certain Subscription Agreement dated, September 14, 2012 among the Corporation and the original Purchaser of the Series A Convertible Preferred Stock (the “Subscription Agreement”). Capitalized terms employed herein but not otherwise defined shall have the meanings ascribed them in the Subscription Agreement.

A. Designation; Number of Shares. The designation of said series of preferred stock shall be Series A Cumulative Convertible Preferred Stock (the “Series A Preferred Stock”). The number of shares of Series A Preferred Stock shall be up to 10,000,000 shares. Each share of Series A Preferred Stock shall have a stated value equal to $0.0725 (as adjusted for stock dividends, combinations or splits with respect to such shares)(the “Series A Stated Value).

B. Dividends.

(a)          The holders of Series A Preferred Stock (collectively the “Holders” and each a “Holder”) shall be entitled to receive preferential dividends at a rate of $0.00135 per share of Series A Preferred Stock per annum out of any funds of the Corporation legally available under all applicable law for such purpose, but prior to and before any dividend or other distribution will be paid or declared and set apart for payment on any shares of any Junior Stock (defined below). Such dividends shall compound annually and be fully cumulative, and shall accumulate from the date of original issuance of the Series A Preferred Stock, and shall be payable annually on the last day of each calendar year in arrears in cash (provided that if the last day of a calendar year is a Saturday, Sunday or legal holiday in New York, NY, then such dividend shall be payable, without interest for such additional day(s), on the next day that is not a Saturday, Sunday or legal holiday) (the “Dividend Payment Date”). Dividends on Series A Preferred must be delivered and paid to the Holders not later than five (5) business days after each specified Dividend Payment Date.

(b)          The dividends on the Series A Preferred Stock shall be cumulative whether or not declared so that, if at any time full cumulative dividends at the rate aforesaid on all shares of the Series A Preferred Stock then outstanding from the date hereof to the end of the annual dividend period next preceding such time shall not have been paid or declared and set apart for payment, or if the full dividend on all outstanding Series A Preferred Stock for any period shall not have been paid or declared and set apart for payment, the amount of the deficiency shall be paid or declared and set apart for payment before any sum shall be set apart for or applied by the Corporation or a subsidiary of the Corporation to the purchase, redemption or other acquisition of the Series A Preferred Stock or any shares of any other class of stock ranking on a parity with the Series A Preferred Stock and before any dividend or other distribution shall be paid or declared and set apart for payment on any Junior Stock and before any sum shall be set aside for or applied to the purchase, redemption or other acquisition of any Junior Stock.

C.           Liquidation and Redemption Rights.

(i)           In the event of (i) any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary (each, a “Liquidation”), (ii) a merger, consolidation or transfer of voting control in which the stockholders immediately prior to such transaction do not own securities representing a majority of the voting power of the surviving entity or its parents immediately following such transaction, but excluding (x) any transaction effected exclusively to change the domicile of the Corporation, or (y) any transaction effected principally for bona fide equity financing purposes in which cash is received by the Corporation or indebtedness is cancelled or converted or a combination thereof (an “Acquisition”), (iii) a sale, lease, or other disposition of all or substantially all of the assets of the Corporation (an “Asset Transfer”) (items (i), (i) and (iii), each a “Liquidation Event”), the holder of Series A Preferred Stock shall be entitled to receive, prior and in preference to holders of Common Stock, assets of the Corporation available for distribution to the holders of capital stock of the Corporation up to and including the amount of any dividends, due and owing pursuant to Section 2.B. above. Following the payment of any dividends due the Holders, the Series A Preferred Stock shall not have any priority or preference with respect to any distribution of any of the assets of the Corporation. After the payment of the liquidation preference (consisting of any unpaid cumulative dividend) of the Series A Preferred Stock as contemplated above (which shall be paid ratably if insufficient to be paid in full), the assets legally available for distribution, if any, shall be distributed ratably to the holders of Common Stock and Series A Preferred Stock (based on the number of shares of Common Stock the Series A Preferred Stock is convertible into pursuant to Section D regardless of whether or not such shares have been authorized and reserved by the stockholders, such number determined on the last business day prior to such payment). In the case of any Acquisition or Asset Transfer, (i) if the consideration received is securities of a corporation or property other than cash, its value will be deemed its fair market value as determined in good faith by the Board on the date such determination is made and (ii) any payments or proceeds that could be made or distributed following the closing of any Acquisition or Asset Transfer as a result of the termination or expiration of an escrow or operation of an earn-out or similar arrangement or termination of dissenter’s or appraisal rights, shall be treated for the purposes of this Section C as if paid at the closing of such Acquisition or Asset Transfer.

(i)          If within one year of the date hereof the Corporation has not authorized and reserved shares of Common Stock sufficient for the purpose of effecting the conversion contemplated hereby then all of the outstanding shares the Series A Preferred Stock shall be redeemable by the Holders (by majority vote thereof), in their sole discretion, for fifteen years from the date hereof, at the greater of (i) the fair market value of the Common Stock into which the Series A Preferred Stock is contemplated to be convertible hereby (regardless of whether authorized by stockholders) on the date of such optional redemption (a letter by hand or certified mail to the Corporation signed by a majority of the Holders shall be sufficient for redemption by the Corporation) as determined in good faith by an independent investment banking firm of nationally recognized standing retained by the Board of Directors less $500,000 or (ii) $725,000 plus any unpaid dividends required to be paid hereby. If a court of competent jurisdiction shall determine that the fair market value of the shares is 10% or greater than as determined above then the fair market value for purposes of this subsection shall be such amount plus the reasonable legal fees of Holders. The payment for and closing of such redemption of Series A Preferred Stock shall occur at the offices of the Corporation on a date that is three months from the date of notice of redemption. The Corporation shall not be entitled to any representations or warranties from the Holders at such closing other than their title to such shares and the absence of any liens thereon. No other redemption of the Series A Preferred Stock is permitted by the Corporation.

D.           Conversion into Common Stock. Holders of shares of Series A Preferred Stock shall have the following conversion rights and obligations:

1. Conditions to Conversion: Each Holder of Series A Preferred Stock shall have the right to convert such shares at a closing for such purpose upon completion of the following: (i) payment to the Corporation of an aggregate principal amount of an additional $500,000; (ii) repayment of the aggregate principal amount and all accrued interest due under the Promissory Note (as defined in the Subscription Agreement) and (iii) an increase of the Corporation’s authorized shares of Common Stock.

(a)          Provided that the conditions set forth in paragraph D (1) are satisfied and subject to the further provisions of this paragraph D 1 (a), each Holder of Series A Preferred Stock shall have the right at any time commencing after the issuance to such Holder of Series A Preferred Stock, to convert such shares into fully paid and non-assessable shares of Common Stock of the Corporation determined in accordance with the applicable conversion price provided in paragraph D(b) below (the “Conversion Price”). Each one share of Series A Preferred Stock shall be initially convertible into five (5) fully paid non-assessable shares of Common Stock of the Corporation, subject to adjustment herein. For the avoidance of doubt, on the date hereof the Series A Preferred Stock shall be initially convertible into 50,000,000 shares of Common Stock, subject to adjustment as provided herein.

(b)          The Conversion Price of the Series A Preferred Stock shall be initially $0.0145, subject to adjustment, if any, only as described herein. Each share of Series A Preferred Stock shall be convertible into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $0.0725 by the Conversion Price in effect at the time of conversion.

(c)          Holder will give notice of its decision to exercise its right to convert the Series Preferred Stock, or part thereof, by sending by facsimile, hand delivery or certified mail an executed and completed notice of conversion (“Notice of Conversion”) to the Corporation. The Holder will not be required to surrender the Series A Preferred Stock certificate until the Series A Preferred Stock has been fully converted. Each date on which a Notice of Conversion is sent by facsimile to the Corporation in accordance with the provisions hereof shall be deemed a Conversion Date. The Corporation will itself, or cause the Corporation’s transfer agent to, transmit the Corporation’s Common Stock certificates representing the Common Stock issuable upon conversion of the Series A Preferred Stock to the Holder via express courier for receipt by such Holder within three (3) business days after receipt by the Corporation of the Notice of Conversion (the “Delivery Date”). In the event the Common Stock is electronically transferable, then delivery of the Common Stock must be made by electronic transfer, provided request for such electronic transfer has been made by the Holder. A Series A Preferred Stock certificate representing the balance of the Series A Preferred Stock not so converted will be provided by the Corporation to the Holder if requested by Holder, provided the Holder has delivered the original Series A Preferred Stock certificate to the Corporation. To the extent that a Holder elects not to surrender the certificate for such Series A Preferred Stock for reissuance upon partial payment or conversion, the Holder hereby indemnifies the Corporation against any and all loss or damage attributable to a third-party claim in an amount in excess of the actual amount of the Series A Stated Value then owned by the Holder.

In the case of the exercise of the conversion rights set forth in paragraph D1(a) hereof, the conversion privilege shall be deemed to have been exercised and the shares of Common Stock issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Corporation of the Notice of Conversion. The person or entity entitled to receive Common Stock issuable upon such conversion shall, on the date and thereafter, be treated for all purposes as the record holder of such Common Stock and shall on the same date cease to be treated for any purpose as the record Holder of such shares of Series A Preferred Stock so converted.

Upon the conversion of any shares of Series A Preferred Stock, no adjustment or payment shall be made with respect to such converted shares on account of any dividend on the Common Stock, except that the Holder of such converted shares shall be entitled to be paid any dividends declared on shares of Common Stock after conversion thereof.

The Corporation shall not be required, in connection with any conversion of the Series A Preferred Stock and payment of dividends on Series A Preferred Stock, to issue a fraction of a share of its Series A Preferred Stock or Common Stock and shall instead deliver a stock certificate representing the next higher whole number.

(d)          The Conversion Price determined pursuant to Paragraph D (b) shall be subject to adjustment from time to time as follows:

(i)          In case the Corporation shall at any time (A) declare any dividend or distribution on its Common Stock or other securities of the Corporation other than the Series A Preferred Stock, (B) split or subdivide the outstanding Common Stock, (C) combine the outstanding Common Stock into a smaller number of shares, or (D) issue by reclassification of its Common Stock any shares or other securities of the Corporation, then in each such event the Conversion Price shall be adjusted proportionately so that the Holders of Series A Preferred Stock shall be entitled to receive the kind and number of shares or other securities of the Corporation which such Holders would have owned or have been entitled to receive after the happening of any of the events described above had such shares of Series A Preferred Stock been converted immediately prior to the happening of such event (or any record date with respect thereto). Such adjustment shall be made whenever any of the events listed above shall occur. An adjustment made to the Conversion Price pursuant to this paragraph D1(d)(i) shall become effective immediately after the effective date of the event.

(e)           (i)          In case of any merger of the Corporation with or into any other corporation (other than a merger in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification, conversion, or change of the outstanding shares of Common Stock), lawful provision shall be made so that Holders of Series A Preferred Stock shall thereafter have the right to convert each share of Series A Preferred Stock into the kind and amount of shares of stock and/or other securities or property receivable upon such merger by a Holder of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such consolidation or merger. Such provision shall also provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in sub-paragraph (d) of this paragraph D 1. The foregoing provisions of this paragraph D 1 (e) shall similarly apply to successive mergers.

(ii)         In case of any sale or conveyance to another person or entity of the property of the Corporation as an entirety, or substantially as an entirety, in connection with which shares or other securities or cash or other property shall be issuable, distributable, payable, or deliverable for outstanding shares of Common Stock, then, lawful provision shall be made so that the Holders of Series A Preferred Stock shall thereafter have the right to convert each share of the Series A Preferred Stock into the kind and amount of shares of stock or other securities or property that shall be issuable, distributable, payable, or deliverable upon such sale or conveyance with respect to each share of Common Stock immediately prior to such conveyance.

(f)          Whenever the number of shares to be issued upon conversion of the Series A Preferred Stock is required to be adjusted as provided in this paragraph D 1 (f), the Corporation shall forthwith compute the adjusted number of shares to be so issued and prepare a certificate setting forth such adjusted conversion amount and the facts upon which such adjustment is based, and such certificate shall forthwith be filed with the Transfer Agent for the Series A Preferred Stock and the Common Stock, and the Corporation shall give notice in the manner described in the Subscription Agreement to each Holder of record of Series A Preferred Stock of such adjusted conversion price not later than the first business day after the event, giving rise to the adjustment.

(g)          In case at any time the Corporation shall propose:

(i)          to pay any dividend or distribution payable in shares upon its Common Stock or make any distribution (other than cash dividends) to the Holders of its Common Stock; or any other rights; or

(ii)         to offer for subscription to the Holders of its Common Stock any additional shares of any class or

(iii)        any capital reorganization or reclassification of its shares or the merger of the Corporation with another corporation (other than a merger in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification, conversion, or change of the outstanding shares of Common Stock); or

(iv)        a Liquidation Event other than involuntary liquidation, dissolution or winding up of the Corporation;

then, and in any one or more of said cases, the Corporation shall cause at least fifteen (15) business days prior notice of the date on which (A) the books of the Corporation shall close or a record be taken for such stock dividend, distribution, or subscription rights, or (B) such capital reorganization, reclassification, merger, dissolution, liquidation or winding-up shall take place, as the case may be, to be mailed to the Holders of record of the Series A Preferred Stock.

(h)          The term “Common Stock” as used in this Certificate of Designation shall mean the Common Stock of the Corporation as such stock is constituted at the date of issuance thereof or as it may from time to time be changed, or shares of stock of any class or other securities and/or property into which the shares of the Series A Preferred Stock shall at any time become convertible pursuant to paragraph D hereto. The term “Junior Stock” shall mean all Common Stock and any class or series of stock or any other securities convertible into equity securities, directly or indirectly, not ranking on a parity with or senior to the Series A Preferred Stock.

(i)           The Corporation shall pay the amount of any and all issue taxes (but not income taxes) which may be imposed in respect of any issue or delivery of stock upon the conversion of any shares of Series A Preferred Stock, but all transfer taxes and income taxes that may be payable in respect of any change of ownership of Series A Preferred Stock or any rights represented thereby or of stock receivable upon conversion thereof shall be paid by the person or persons surrendering such stock for conversion.

E.           Voting Rights.

(i)          The Holders of shares of Series A Preferred Stock shall vote together with the holders of the Common Stock with each one share of Series A Preferred Stock equivalent to five (5) votes per share. Upon conversion to Common Stock the Series A Preferred Stock shall have that certain number of votes as the number of shares of Common Stock into which it is converted.

(ii)         For so long as the Series A Preferred Stock is outstanding, the Holders of the Series A Preferred Stock, provided that the holders own more than 15% of the Corporation’s common stock or 10,000,000 shares of Series A Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board (the “Series A Director”) at each meeting of, or pursuant to each written consent of, the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of the Series A Director.

(iii)        For so long as the Series A Preferred Stock is outstanding, the approval of a majority of the Holders of the Series A Preferred Stock, voting as a separate class, shall be required to take any of the following actions: (1) any amendment, alteration, or repeal of any provision of the Certificate of Incorporation or Bylaws (including the filing of any Certificate of Designation), that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series A Preferred Stock (whether by merger, consolidation or otherwise), so as to affect them adversely; (2) any authorization or designation, whether by reclassification or otherwise, or any issuance of any new class or series of stock or any other securities convertible into equity securities, directly or indirectly, ranking on a parity with or senior to the Series A Preferred Stock; (3) any increase or decrease in the number of members of the Board to a number other than three (3); and (4) any purchase, redemption, repurchase, declaration or payment of dividends or other distributions with respect to any equity securities of the Corporation (other than the payment of dividends with respect to the Series A Preferred Stock).

(iv)        If there are not sufficient shares of Common Stock authorized and reserved to permit the conversion of the Series A Preferred Stock as contemplated hereby then, for so long as such is the case, the approval of a majority of the Holders of the Series A Preferred Stock shall be required to take any of the following actions: (1) any increase or decrease in the number of authorized shares of preferred stock or Common Stock except for the Common Stock necessary to permit conversion of the Series A Preferred Stock as contemplated hereby; and (2) any Liquidation Event other than involuntary liquidation, dissolution or winding up of the Corporation.

F.           Anti-Dilution Protection.

If the Corporation issues any additional shares of Common Stock or Options or Convertible Securities, excluding any securities issued as compensation or options issued in connection with an employee incentive plan that has been approved by the Board (the “Additional Shares”), for consideration per share less than $0.0145, then the Conversion Price shall be reduced, concurrently with such issue, to the consideration per share received by the Corporation for such issue of the Additional Shares; provided that if such issuance or deemed issuance was without consideration, then the Corporation shall be deemed to have received an aggregate of $.001 of consideration for all such Additional Shares of Common Stock issued or deemed to be issued. In the event of an issuance of Additional Shares in tranches or other multiple closings, the adjustment to the Conversion Price shall be calculated as if all Additional Shares were issued at the first closing. “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities. “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

G.           Reservation of Common Stock.

The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such numb of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock. If at any time, for example, the date hereof, the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its duly authorized officer on September 17, 2012.

Akers Biosciences, Inc.

By:	/s/ Thomas A. Nicolette

Name: Thomas A. Nicolette
Title: President and Chief Executive Officer